Exhibit 99.1

Puradyn Releases 2011 1st Quarter Financial Results

1st Qtr Sales increase 31% over 1st Qtr 2010

Boynton Beach, FL - May 16, 2011 - Puradyn Filter Technologies Incorporated (OTCBB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the first fiscal quarter ended March 31, 2011.

Net sales for the first quarter ended March 31, 2011 were approximately $883,000 compared to approximately $674,000 for the same period in 2010, an increase of approximately $209,000 or 31%.

The Company reported a net loss of $326,437 or ($0.01) per share, basic and diluted, for the quarter ended March 31, 2011 compared to a net loss of $269,067 or ($0.01) per share, basic and diluted, for the same period in 2010.

Operating losses increased by $53,825 or 23%, in the first quarter of 2011 as compared to the same time period in 2010. The increased operating loss resulted primarily from expenses incurred for our patent applications, which we anticipate will add value to the company in future periods, and from increases in raw material costs.

Gross profits, as a percentage of sales, decreased from 40.5% in the first quarter of 2010 to 33% in the first quarter of 2011.  The decrease in gross profits is primarily attributable to the mix of products sold.  In the first quarter of 2011, sales of the primary filtration system constituted 37% of sales while replaceable filter element sales constituted 59% of sales. During the same period in 2010, those percentages were 51% and 44%, respectively.

Kevin G. Kroger, President and COO, stated, “First quarter sales in 2011 were strong compared to the comparable period in 2010 continuing the growth momentum created last year.

“We have experienced increased sales primarily from three main factors: remaining focused on the specific industries identified as our target markets; the strength of our on-going replacement filter element business; and the resumption of purchases deferred in past quarters as a cost-savings measure by our existing customers.  Additionally, we will review strategic alternatives that will allow us to increase our gross profit.”

Kroger concluded, “We are encouraged by our continued growth through the first quarter of this year, and remain optimistic for the remainder of 2011.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com/.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry.  Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2011 and 2010

(Unaudited)

	For the Three Months Ended March 31
	2011	2010
Net sales	$883,392	$674,261

Costs and expenses:
Cost of products sold	589,174	401,498
Salaries and wages	274,163	239,486
Selling and administrative	305,647	265,044
Total Operating Costs	1,168,984	906,028
Loss from operations	(285,592)	(231,767)

Other income (expense):
Interest income	―	56
Interest expense	(40,845)	(37,356)
Total other income (expense)	(40,845)	(37,300)
Net loss before income tax expense	(326,437)	(269,067)
Income tax expense
Net loss	$(326,437)	$(269,067)
Basic and diluted loss per common share	$(0.01)	$(0.01)
Basic and diluted weighted average common shares outstanding	46,393,553	40,481,850

See accompanying notes to consolidated financial statements included in the Company’s 10-Q.

CONTACT:

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com

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